Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND

RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Computation of Ratio of Earnings to Fixed Charges

	For The Years Ended December 31,						For the Three Months Ended March 31, 2009
	2004	2005	2006	2007	2008
Earnings Before Fixed Charges:
Net income	$42.4	$60.7	$106.0	$28.1	$(58.9)		$8.9

Add: Income tax provision	26.0	35.0	82.0	38.5	26.3		6.6
Add: Equity loss of minority-owned companies	—	—	—	0.2	0.1		—
Add: Amortization of capitalized interest	—	—	—	0.1	0.2		—
Add: Fixed charges	32.2	98.1	130.8	173.9	206.3		36.2

Total earnings available for fixed charges	$100.6	$193.8	$318.8	$240.8	$174.0		51.7

Fixed Charges:
Interest expense	$27.6	$84.2	$112.6	$149.7	$178.7		$36.2
Interest component of rental expense	4.6	13.8	17.7	24.0	27.6		—

Total fixed charges before capitalized interest	32.2	98.1	130.3	173.7	206.3		36.2
Capitalized interest	—	—	0.5	0.2	—		—

Total Fixed Charges	$32.2	$98.1	$130.8	$173.9	$206.3		36.2

Ratio of Earnings to Fixed Charges	3.1	2.0	2.4	1.4	—	(1)	1.4

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	For The Years Ended December 31,						For the Three Months Ended March 31, 2009
	2004	2005	2006	2007	2008

Earnings Before Fixed Charges:
Net income	$42.4	$60.7	$106.0	$28.1	$(58.9)		$8.9

Add: Income tax provision	26.0	35.0	82.0	38.5	26.3		6.6
Add: Equity loss of minority-owned companies	—	—	—	0.2	0.1		—
Add: Amortization of capitalized interest	—	—	—	0.1	0.2		—
Add: Fixed charges	32.2	98.1	130.8	173.9	206.3		36.2

Total earnings available for fixed charges	$100.6	$193.8	$318.8	$240.8	$174.0		51.7

Fixed Charges and Preferred Stock Dividends:
Interest expense	$27.6	$84.2	$112.6	$149.7	$178.7		$36.2
Interest component of rental expense	4.6	13.8	17.7	24.0	27.6		—

Total fixed charges before capitalized interest	32.2	98.1	130.3	173.7	206.3		36.2
Capitalized interest	—	—	0.5	0.2	—		—
Preferred Stock Dividends	—	—	—	—	—		—

Total Fixed Charges and Preferred Stock Dividends	$32.2	$98.1	$130.8	$173.9	$206.3		$36.2

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.1	2.0	2.4	1.4	—	(1)	1.4

(1)	Earnings are inadequate to cover fixed charges. Net income must increase by approximately $38.3 million to achieve a ratio of 1.0.
(2)	Earnings are inadequate to cover combined fixed charges and preferred stock dividends. Net income must increase by approximately $38.2 million to achieve a ratio of 1.0.